Exhibit 99.1
News Release

For Further Information
Investor Relations:	Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com
Media Relations:	Jennifer Love, 816-854-4448, jennifer.love@hrblock.com
Richard C. Breeden to Step Down as Chairman and Director of H&R Block
FOR RELEASE MAR 17, 2011
•	Notes Strong Financial Condition and Significant Tax Client Gains

•	Breeden Capital Remains a Major Shareholder
MARCH 17, 2011, KANSAS CITY, Mo. — Richard C. Breeden, Chairman of the Board of H&R Block, Inc. (NYSE: HRB), today announced he will step-down as Chairman and a director of the company effective at the end of the current tax season on April 18, 2011. Mr. Breeden has led the company’s board since November, 2007, after winning more than 85% of the vote in a proxy contest through which he sought to redirect the company’s focus on its core tax business.
“At the outset we wanted to extricate the company from risky financial businesses, restore financial stability, renew the leadership team and reignite growth in the tax business” said Mr. Breeden. “After nearly four years of work, the tax business is surging, the company’s balance sheet is vastly stronger than when we began, we are out of the mortgage and securities businesses and there is an effective senior management team running each area of the business. I feel truly confident in saying ‘Mission Accomplished.’ This is now a vastly stronger company,” concluded Mr. Breeden. “The company has reported increases of 30% in online tax clients, 6% in total tax returns and 3.2% in retail tax clients in the current tax season through February 28, 2011.”
Alan Bennett, president and chief executive officer, said “Richard Breeden has shown great strength and resolve during the most difficult and tumultuous period in the history of H&R Block. In the darkest days of the national financial crisis, when H&R Block was facing severe liquidity issues, Richard stood behind the company and gave it vital financial assistance. Throughout his tenure as Chairman, he has shown leadership, wide-ranging business experience, and faith in the future of H&R Block. I have enjoyed working together with him during both my terms as CEO, and he has been unstinting in lending his experience, talents and time to rebuilding this company. On behalf of the management and his fellow directors we want to thank him sincerely for his leadership, as well as for his friendship. His thoughtfulness and guidance were essential to overcoming some very difficult hurdles over the past few years.”
David Baker Lewis, Chairman of the H&R Block Audit Committee and a director since 2004, noted “Richard Breeden’s consistent focus on enhancing shareholder value, promoting best practices in corporate governance and honing Block’s business and financial strategies will have long-lasting benefits for all H&R Block stakeholders. Beyond his role in rebuilding the company, Richard has been a wonderful colleague.”
Mr. Breeden was elected to the H&R Block Board at the company’s annual meeting in September, 2007. Almost immediately upon his election as Chairman, Mr. Breeden led the board in delivering on the proxy campaign initiatives. Subprime mortgage lending was halted almost immediately, and the company’s mortgage servicing and securities brokerage businesses were sold promptly. The company used approximately $1.4 billion in proceeds from these transactions and internal cash flow to pay off debt, to reinvest in the core retail tax business and to expand the company’s growing online tax business.
During 2007-2008, Mr. Breeden helped the company navigate a series of financial issues, including refinancing $500 million in bridge loans originally incurred to finance mortgage lending, issuing new medium term debt and obtaining waivers or term revisions under the company’s committed lines of bank credit. In October, 2008, Breeden Capital Management purchased $50 million of newly issued common shares as part of a $145 million equity offering that bolstered the company’s net worth and avoided a potential covenant default in the company’s liquidity facilities. This action was pivotal in giving the company the resources to withstand the credit collapse that struck the global financial market in the fall of 2008, and the time to use future cash flow to restore its balance sheet. Thanks to these and other actions, more than 100,000 people have careers today at H&R Block, providing assistance to more than 23 million clients every year.
Early in his tenure as Chairman, Mr. Breeden was instrumental in recruiting Alan Bennett to join the company as interim CEO. Mr. Bennett subsequently assumed the position of President and CEO in July 2010. “In his two terms as CEO, Alan Bennett has been masterful in restoring pride and enthusiasm, while also restructuring management and eliminating layers of unnecessary cost. He has built a strong senior management team that is executing well against critical objectives in each of our businesses. This year’s early season client growth and market share gains in both retail and digital tax show what a solid foundation Alan has built for future success” said Mr. Breeden.
In addition to simplifying the corporate structure and refocusing on the company’s core businesses, during Mr. Breeden’s tenure as Chairman the board implemented a series of measures to enhance the company’s corporate governance for the future. Specifically, these steps have included:
•	Separating the position of Chairman from that of President and CEO as requested in a nonbinding shareholder resolution that was adopted in 2007.

•	Amending the company’s articles of incorporation to prohibit change in the separation of chairman and CEO without a prior vote of shareholders.

•	De-staggering the board of directors;

•	Adopting majority voting instead of supermajority requirements in numerous areas;

•	Eliminating the company’s poison pill;

•	Adopting term limits for directors;

•	Committing voluntarily to an annual “say on pay” vote of shareholders on its compensation practices well before the adoption of similar requirements in the Dodd-Frank legislation;

•	Eliminating the practice of making equity awards in excess of the number of shares issuable under shareholder approved plans, and overhauling equity compensation and severance plans to align management interests more closely with those of shareholders;

•	Enhancing transparency for investors and improving risk management;

•	Increasing the level of cash returned to shareholders through a higher dividend (with a current yield of approximately 4%) and share repurchases.
     “The last four years have been filled with strategic, operational and financial challenges,” Mr. Breeden said. “But H&R Block has enormously talented people, and together we have worked hard to make the company stronger and better than ever. We have largely achieved what I set out to do in stabilizing the company, reenergizing its core businesses, and putting it on the road for future success, and others can expand on that work going forward. I am looking forward to having more time to work on some of Breeden Capital’s more recent investments.” Mr. Breeden also noted that as a continuing major shareholder, Breeden Capital will be greatly interested in the company’s future performance.

Mr. Breeden is Chairman of Breeden Capital Management, which currently has more than $1.4 billion in assets under management invested in the equity of 30 portfolio companies in North America and Europe. Mr. Breeden is a graduate of Stanford University and the Harvard Law School, and he has served on more than a dozen corporate boards in both the United States and Europe. He served as a senior advisor in the White House under Presidents Ronald Reagan and George H.W. Bush (41), where among other things he was a principal architect of the restructuring of the U.S. savings and loan industry and creation of the Resolution Trust Corporation. He served as Chairman of the U.S. Securities and Exchange Commission from 1989-1993, where he expanded transparency and shareholder rights in corporate governance. On behalf of entities of the United States Government, Mr. Breeden previously served as corporate monitor of WorldCom/MCI, Inc. and also the accounting firm KPMG, LLP.
About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center.